UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2009
DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-28539	56-1362926
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

13760 Noel Road, Suite 830	75240
Dallas, Texas	(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (214) 378-8992
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets
Quota Purchase Agreement:
     On July 22, 2009 (the “Closing Date”), DRI Corporation (“DRI”), Mobitec AB, DRI’s wholly-owned Swedish subsidiary (“Mobitec AB”), Mobitec Empreendimientos e Participações Ltda., Mobitec AB’s wholly-owned Brazilian subsidiary (the “Company”), and Mobitec Brasil Ltda, the Company’s fifty percent (50%) owned Brazilian subsidiary (“Mobitec Brazil”), entered into a Quota Purchase Agreement (the “Purchase Agreement”) with Roberto Juventino Demore and Lorena Giusti Demore (collectively, the “Sellers”) and JADI Itinerários Eletrônicos Ltda, a Brazilian limited liability company, in its capacity as guarantor of the Sellers’ obligations (“JADI”), pursuant to which the Company acquired from the Sellers the remaining fifty percent (50%) of the issued and outstanding interests (the “Interests”) of Mobitec Brazil for an aggregate consideration of US$2.95 million (the “Consideration”). The payment of the Consideration is separated into (a) US$1.0 million payable concurrently with the “Effective Date” of the transaction (which will be on or before October 12, 2009), and which is made a Company obligation by execution of the Purchase Agreement coupled with a Promissory Note (the “First Note”), which will only become effective if all conditions of the Purchase Agreement are met on the Effective Date and neither party exercises it’s right to rescission, as described below, and (b) a Promissory Note executed by the Company in favor of the Sellers on July 22nd, 2009, for US$1.95 million (the “Second Note”) to become effective only upon the official recordation of the transfer of the Interests on the Effective Date.
     In order to enter into the Purchase Agreement and the related transactions, the Company obtained an acknowledgement and waiver (the “Waiver”) from BHC Interim Funding III, L.P., a Delaware limited partnership (“BHC”), as lender (the “Lender”) under that certain Loan and Security Agreement (the “Loan Agreement”), dated as of June 30, 2008, as amended, by and among Digital Recorders, Inc., a North Carolina corporation and DRI’s wholly-owned subsidiary (“Digital Recorders”), TwinVision of North America, Inc., a North Carolina corporation and DRI’s wholly-owned subsidiary (“TwinVision” and, together with Digital Recorders, the “Borrowers”). Under the Waiver, Lender consents to the transactions contemplated under the Purchase Agreement and related documents, waives any defaults that the consummation of those transactions may cause under the Loan Agreement, and Lender and the Borrowers agree to enter into such amendments to the Loan Agreement and that certain Quota Pledge Agreement, dated as of August 18, 2008, pursuant to which Mobitec AB pledged its shares in Mobitec Brazil to the Lender, such amendments to be agreed to on or before July 31, 2009. Between the Closing Date and the Effective Date, there are several conditions that must be met which, if not met could, alone or in the aggregate, alter the material terms and conditions of the Purchase Agreement and related documents or cause the transactions contemplated under the Purchase Agreement and related documents not to be consummated, including, without limitation, the Company’s and the Sellers’ right to rescind the transaction, subject to the satisfactory completion of their respective due diligence investigation.
     The description of the terms and conditions of the Purchase Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed with the Company’s quarterly report on Form 10-Q, to be filed on or before August 14, 2009.
Promissory Notes:
      The first Promissory Note entered into on July 22, 2009, represents the Company’s obligation to make the initial payment of $1.0 million dollars, but such obligation is contingent on all of the terms and conditions being met under the Purchase Agreement, with neither the Company or the Sellers exercising their rights to rescission prior to the Effective Date.
     The second Promissory Note entered into on July 22nd, 2009, once effective, will be unsecured and will obligate Mobitec AB to make twelve (12) successive fixed quarterly principal payments of $162,500 to the Sellers within thirty (30) days after the close of each calendar quarter (each such payment, an “Installment Payment”). The first Installment Payment will be due within thirty (30) days after the close of the calendar quarter ending December 31, 2009, and the last Installment Payment will be due within thirty (30) days after the close of the calendar quarter ending September 30, 2012. The unpaid principal balance of the Promissory Note will bear simple interest at a rate of five percent (5%) per annum, which will be payable quarterly on each date on which an Installment Payment is due. Mobitec AB will have the right, at its discretion, with certain interest rate provisions applied, to not make up to two such installments, provided such two installments are not consecutive (with such amounts to bear interest therefrom at a rate of nine percent (9%) per annum) and to defer such installment payments to the end date of the Promissory Note.
     If Mobitec AB is in default with its payment obligation with respect to any Installment Payment, and such failure is not cured within five (5) business days from the date on which Mobitec AB and/or the Company receive a notice of payment default from the Sellers, the Sellers would be entitled to exercise any and all rights arising out of their capacity as beneficiaries of the Promissory Note.
     The description of the terms and conditions of the First Note and the Second Note set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the First Note and the Second Note, which will be filed with the Company’s quarterly report on Form 10-Q to be filed on or before August 14, 2009.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Please see the description of the material terms and conditions of the First Note and the Second Note as set forth under Item 2.01, above. The full text of the First Note and the Second Note will be filed with the Company’s quarterly report on Form 10-Q to be filed on or before August 14, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.
Date: July 27, 2009

DRI CORPORATION
By:	/s/ Stephen P. Slay
Stephen P. Slay
Vice President, Chief Financial Officer, Treasurer, and Secretary

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